Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release
April 20, 2011

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

205.745.2628

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES FIRST QUARTER 2011 RESULTS

Company Reports Earnings of $1.53 per Diluted Share and Net Income of $81.8 Million, Both Almost Double Compared to First Quarter 2010

EBITDA of $148.1 Million, Up 58 Percent

Underground Mining Segment Nearly Doubles Operating Income

(TAMPA, Fla.) — Walter Energy (NYSE: WLT, TSX: WLT), the world’s leading, publicly traded “pure play” producer of metallurgical coal for the global steel industry, today announced earnings per diluted share of $1.53 and net income of $81.8 million for the quarter ended March 31, 2011, compared to earnings per diluted share of $0.77 and net income of $41.6 million in the first quarter 2010. Results for the period exclude results from Western Coal, which the Company acquired on April 1, 2011.

“We generated strong year-over-year growth in revenues and income driven primarily by the third highest coking coal pricing we have ever achieved,” said Walter Energy Chief Executive Officer Keith Calder. “Now that our acquisition of Western Coal is complete, we can turn our attention to delivering on our promises, executing integration activities and framing future growth opportunities.”

First Quarter 2011 Financial Results

Revenues for the first quarter 2011 totaled $408.7 million compared to $312.0 million in the prior-year period. Operating income totaled $119.8 million for the quarter, compared to $71.3 million in the prior-year period. Revenue and operating income improvements were primarily due to strong coking coal pricing from the Company’s underground mining segment. Operating income improvements were partially offset by higher costs and lower sales volumes from the underground mining segment.

EBITDA for the first quarter 2011 was $148.1 million, compared to $93.5 million in the first quarter 2010.

Results for the quarter also include $9.9 million in costs associated with the acquisition of Western Coal.

Underground Mining

The underground mining segment reported revenues of $343.2 million in the first quarter 2011, compared to $240.3 million in the prior-year period. Operating income was $123.9 million, nearly double the operating income in the same period last year. Revenues and operating income were higher primarily due to significantly higher average coking coal contract pricing, partially offset by lower coal sales volumes. Operating income was also negatively impacted by higher production costs, royalties and freight costs.

Coking coal sales totaled 1.7 million tons in the first quarter, down 6.4 percent compared to the prior-year period due to lower production volumes despite strong customer demand. The average selling price in the quarter was $193.51 per short ton FOB Port, a 52.3 percent increase over the average selling price of $127.05 per ton for the same period last year.

The Company produced 1.6 million tons of coking coal in the quarter, compared to 1.7 million tons in the first quarter 2010. Lower production was primarily the result of challenging mining conditions, which persisted longer than expected in the first quarter 2011. Production costs for the quarter averaged $69.20 per ton compared to $58.19 in the prior-year period. Cost per ton increased due to the effect of lower volumes as well as planned continuous miner development associated with the preparation of future longwall panels.

The Company’s natural gas business sold 3.4 billion cubic feet of gas at an average price of $4.09 per thousand cubic feet in the first quarter 2011 compared to 1.4 billion cubic feet at an average price of $5.49 per thousand cubic feet in the prior-year period. Increased production and sales for the quarter resulted from the May 2010 acquisition of the Walter Black Warrior Basin natural gas business.

Surface Mining

The surface mining segment reported revenues of $40.8 million for the first quarter 2011, compared to $31.3 million in the prior-year period on increased sales volumes and pricing. Operating income for the surface mining segment was $6.7 million, compared to $7.3 million in the prior-year period. Operating income was lower as higher revenues were more than offset by increases in production costs, primarily due to higher stripping ratios and diesel prices.

The surface mining segment reported coal sales of 426,000 tons during the first quarter, up 13.6 percent compared to the prior-year period primarily due to incremental sales volumes from the Reid School metallurgical coal mine. Production was 369,000 tons, up 7.0 percent versus the first quarter last year driven by the incremental Reid School mine tonnage.

Walter Coke

Walter Coke reported revenues of $47.3 million in the first quarter 2011, compared to $51.2 million in the prior-year period. Revenues were lower as a result of lower sales volumes, which more than offset increased pricing. The segment generated $8.0 million in operating income in the quarter, compared to $7.6 million in the prior-year period. Operating income improvements were the result of strong pricing and improved plant performance.

The segment sold 104,000 tons of metallurgical coke in the first quarter 2011 at an average price of $409.85 per ton compared to 139,000 tons sold in the prior-year period at an average price of $327.37 per ton. Price increases were primarily attributable to improved demand in the domestic automotive and steel markets.

2011 Full-Year Business Outlook

As previously announced, Walter Energy acquired Western Coal on April 1, 2011. Sales volume expectations for both legacy Walter Energy and legacy Western Coal are as follows:

The Company expects full year metallurgical coal sales from the Walter Energy Alabama underground operations of 7.5 million to 8.0 million short tons. In addition, the Walter Energy Alabama surface operations expect to sell between 1.4 million and 1.6 million short tons of thermal coal for the full year.

From the legacy Western Coal operations, the Company expects metallurgical coal sales of between 4.9 million and 5.3 million metric tons for the period of April 1, 2011 to Dec. 31, 2011. The Company expects thermal coal sales of 1.0 million to 1.2 million metric tons for the same period from these operations.

Capital Expenditures

Capital expenditures for the full year 2011 are expected to total between $500 million and $540 million and includes significant expansion projects at the Canadian operations. Estimates for the previous Western Coal operations are for the period covering April 1, 2011 through Dec. 31, 2011.

Liquidity

Simultaneous with the closing of the acquisition of Western Coal, the Company entered into a new $2,750 million credit facility. As of mid-April 2011, the Company had available liquidity of approximately $500 million, consisting of cash, cash equivalents and marketable securities of $169 million, plus $331 million available under the Company’s new $375 million revolver. Total long-term debt, including the current portion of long-term debt as of mid-April 2011, was approximately $2,290 million.

Conference Call Web Cast

Chief Executive Officer Keith Calder and members of the Company’s leadership team will discuss Walter Energy’s first quarter results, its outlook and other general business matters during a conference call and live Web cast to be held Thursday, April 21, 2011, at 11 a.m. Eastern Daylight Time. To listen to the event live or in archive, or to view the accompanying slides, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure play” metallurgical coal producer for the global steel industry. The Company also produces steam coal and industrial coal, anthracite, metallurgical coke and coal bed methane gas. The Company has strategic access to high-growth steel markets in Asia, South America and Europe. Walter Energy had pro forma 2010 revenues of approximately $2.3 billion and employs approximately 4,000 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit the company website at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2010

Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended March 31,
	2011	2010
Revenues:
Sales	$406,575	$308,110
Miscellaneous income	2,159	3,939
	408,734	312,049

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	218,460	189,511
Depreciation and depletion	28,358	22,169
Selling, general and administrative (1)	31,882	18,693
Postretirement benefits	10,267	10,369
	288,967	240,742

Operating income	119,767	71,307
Interest expense	(3,556)	(4,777)
Interest income	156	181
Income from continuing operations before income taxes	116,367	66,711
Income tax expense (2)	34,554	24,016
Income from continuing operations	81,813	42,695
Discontinued operations (3)	—	(1,144)
Net income	$81,813	$41,551

Basic income per share:
Income from continuing operations	$1.54	$0.80
Discontinued operations	—	(0.02)

Basic net income per share	$1.54	$0.78

Weighted average number of shares outstanding	53,190,274	53,437,036

Diluted income per share:
Income from continuing operations	$1.53	$0.79
Discontinued operations	—	(0.02)

Diluted net income per share	$1.53	$0.77

Weighted average number of diluted shares outstanding	53,533,421	54,098,171

(1)          The 2011 first quarter includes $9.9 million of costs associated with the April 1, 2011 acquisition of Western Coal Corp.

(2)          Our effective tax rate for the 2010 first quarter is higher than the 2011 first quarter as the 2010 period includes an income tax charge of $20.7 million related to the elimination of the favorable tax treatment of Medicare Part D subsidies due to the passage of the Health Care Reform Act.  The prior period tax provision also includes an income tax benefit of $17.4 million related to the unconventional fuel source credits for our Walter Coke segment for the years 2006 through 2009.

(3)          Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for the first quarter 2010.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended March 31,
	2011	2010

REVENUES:
Underground Mining	$343,154	$240,301
Surface Mining	40,796	31,333
Walter Coke	47,276	51,182
Other	798	778
Consolidating eliminations of intersegment activity	(23,290)	(11,545)
	$408,734	$312,049

OPERATING INCOME (LOSS):
Underground Mining	$123,876	$64,828
Surface Mining	6,737	7,260
Walter Coke	8,000	7,643
Other (1)	(19,206)	(8,119)
Consolidating eliminations of intersegment activity	360	(305)
Operating income	$119,767	$71,307

(1)   Results for the 2011 first quarter include $9.9 million of costs associated with the April 1, 2011 acquisition of Western Coal Corp.

WALTER ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO AMOUNTS REPORTED UNDER US GAAP

($ in thousands)

Unaudited

	For the three months ended
	March 31,
	2011	2010

Net income	$81,813	$41,551
Add loss from discontinued operations	—	1,144
Add (less) income tax expense (benefit)	34,554	24,016
Add interest expense	3,556	4,777
Less interest income	(156)	(181)
Add depreciation and depletion expense	28,358	22,169
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA) (1)	$148,125	$93,476

(1)   EBITDA represents earnings from continuing operations before interest expense, interest income, income taxes, and depreciation and depletion expense.  EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP.  We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs.  EBITDA may not be comparable to similarly titled measures used by other entities.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months
	ended March 31,
	2011	2010
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,564	1,746
Purchased coal	136	70
	1,700	1,816

Average selling price per short ton	$193.51	$127.05

Tons sold by mine (in thousands):
Mine No. 4	544	732
Mine No. 7	1,020	1,014
Total	1,564	1,746

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$96.48	$65.80
Mine No. 7 per ton	$91.06	$75.06
Weighted average cost of sales per ton	$92.95	$71.18
Purchased coal costs (in thousands)	$14,176	$4,984
Other costs (in thousands) (1)	$9,338	$4,325

Tons of coal produced (in thousands):
Mine No. 4	522	703
Mine No. 7	1,059	955
Total	1,581	1,658

Coal production costs per ton: (2)
Mine No. 4	$78.83	$56.41
Mine No. 7	$64.45	$59.50
Weighted average production costs per ton	$69.20	$58.19

Natural gas sales, in mmcf (in thousands)	3,376	1,444
Natural gas average sale price per mcf	$4.09	$5.49
Natural gas cost of sales per mcf	$2.34	$3.45

Surface Mining
Tons sold (in thousands)	426	375
Tons of coal produced (in thousands)	369	345
Average selling price per short ton	$92.75	$78.89
Coal production costs per ton	$75.57	$57.81

(1)   Consists of charges (credits) not directly allocable to a specific underground mine.  Also includes charges of $5.4 million and $1.9 million in the 2011 first quarter and 2010 first quarter, respectively, due to lower than normal production.

(2)   Coal production costs per ton are a component of inventoriable costs, including depreciation.  Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months
	ended March 31,
	2011	2010
Operating Data (continued):

Walter Coke:
Metallurgical coke tons sold (in thousands)	104	139
Metallurgical coke average sales price per ton	$409.85	$327.37

Depreciation and depletion ($ in thousands):
Underground Mining	$23,113	$18,492
Surface Mining	3,960	2,582
Walter Coke	1,096	1,018
Other	189	77
	$28,358	$22,169

Capital expenditures ($ in thousands):
Underground Mining	$37,534	$12,731
Surface Mining	4,596	494
Walter Coke	2,006	852
Other	157	260
	$44,293	$14,337

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$93,205	$293,410
Receivables, net	144,991	143,238
Inventories	96,441	97,631
Deferred income taxes	62,215	62,371
Prepaid expenses	22,614	28,179
Other current assets	8,980	10,710
Total current assets	428,446	635,539
Property, plant and equipment, net	805,031	790,001
Deferred income taxes	141,843	149,520
Investment in Western Coal Corp. (1)	309,157	—
Other long-term assets	83,835	82,705
TOTAL ASSETS	$1,768,312	$1,657,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$65,248	$70,692
Accrued expenses	88,436	52,399
Current debt	9,556	13,903
Accumulated postretirement benefits obligation	25,066	24,753
Other current liabilities	23,339	32,100
Total current liabilities	211,645	193,847
Long-term debt	151,718	154,570
Accumulated postretirement benefits obligation	454,329	451,348
Other long-term liabilities	264,240	262,934
TOTAL LIABILITIES	1,081,932	1,062,699
STOCKHOLDERS’ EQUITY	686,380	595,066
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,768,312	$1,657,765

(1)          In January 2011, we acquired approximately 25.3 million common shares of Western Coal Corp. from funds advised by Audley Capital for $293.7 million in cash.  At March 31, 2011 our investment in Western Coal Corp. was measured at fair value.  On April 1, 2011 we acquired the remaining common shares of Western Coal Corp. for $3.4 billion, funded through $2.2 billion in long-term debt and the issue of approximately 9.0 million common shares of Walter Energy, Inc. valued at $1.2 billion.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2011

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2010	$595,066	$531	$355,540		$411,383	$(172,388)

Comprehensive income:
Net income	81,813			$81,813	81,813
Other comprehensive income, net of tax:
Change in pension and postretirement benefit plans	3,149			3,149		3,149
Change in unrealized gain on investment	9,626			9,626		9,626
Change in unrealized loss on hedges	(118)			(118)		(118)
Comprehensive income				$94,470

Stock issued upon the exercise of stock options	1,691	2	1,689
Dividends paid, $0.125 per share	(6,642)				(6,642)
Stock-based compensation	1,150		1,150
Excess tax benefit from stock-based compensation arrangements	5,731		5,731
Other	(5,086)	—	(5,086)
Balance at March 31, 2011	$686,380	$533	$359,024		$486,554	$(159,731)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the three months ended March 31,
	2011	2010

OPERATING ACTIVITIES
Net income	$81,813	$41,551
Loss (income) from discontinued operations	—	1,144
Income from continuing operations	81,813	42,695

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation and depletion	28,358	22,169
Decrease in deferred income taxes	—	32,772
Other	3,961	(828)

Decrease (increase) in assets, net of effect of business acquisition:
Receivables	(1,753)	(41,552)
Inventories	1,190	18,426
Other current assets	6,488	(909)
Increase (decrease) in liabilities, net of effect of business acquisition:
Accounts payable	(5,444)	(260)
Accrued expenses and other current liabilities	33,912	2,299
Cash flows provided by (used in) operating activities	148,525	74,812

INVESTING ACTIVITIES
Additions to property, plant and equipment	(44,293)	(14,337)
Investment in Western Coal	(293,678)	—
Other	211	(91)
Cash flows provided by (used in) investing activities	(337,760)	(14,428)

FINANCING ACTIVITIES
Retirements of debt	(7,199)	(6,627)
Dividends paid	(6,642)	(5,358)
Purchases of stock under stock repurchase program	—	(4,689)
Other	2,336	5,794
Cash flows provided by (used in) financing activities	(11,505)	(10,880)
Cash flows provided by (used in) continuing operations	(200,740)	49,504

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	—	(1,635)
Cash flows provided by (used in) investing activities	—	599
Cash flows provided by (used in) financing activities	—	—
Cash flows provided by (used in) discontinued operations	—	(1,036)

Net increase (decrease) in cash and cash equivalents	$(200,740)	$48,468

Cash and cash equivalents at beginning of period	$293,410	$165,279
Add: Cash and cash equivalents of discontinued operations at beginning of period	535	1,254
Net increase (decrease) in cash and cash equivalents	(200,740)	48,468
Less: Cash and cash equivalents of discontinued operations at end of period	—	577
Cash and cash equivalents at end of period	$93,205	$214,424